EXHIBIT 5.1


                                                    Piper & Marbury L.L.P.

                         PIPER & MARBURY L.L.P.

                        CHARLES CENTER SOUTH
                       36 SOUTH CHARLES STREET
                   Baltimore, Maryland 21201-3018
                             410-539-2530                   WASHINGTON
                          FAX: 410-539-0489                  NEW YORK

                                                           PHILADELPHIA
                                                              EASTON

                          July 25, 1996


Apartment Investment and Management Company
1873 South Bellaire Street

Denver, Colorado 80222

Dear Sirs:

We have acted as special Maryland counsel to Apartment Investment and Management Company, a Maryland corporation (the "Company"), in connection with the Company's registration statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement") relating to the public offer and sale from time to time of up to 372,688 shares (the "Shares") of the Company's Class A Common Stock, par value $.01 per share.

The Shares were issued to the former stockholders of Somerset REIT, Inc., a Florida corporation, in connection with the acquisition by the Company of Somerset REIT, Inc. pursuant to the Acquisition Agreement dated as of April 30, 1996 (the "Acquisition Agreement") by and among the Company, Somerset REIT, Inc. and certain related parties. The Shares are being registered pursuant to the Shareholder Registration Rights Agreement dated May 31, 1996 (the "Registration Rights Agreement") between the Company and Somerset REIT, Inc. The Registration Rights Agreement was entered into in connection with the Acquisition Agreement.

In our capacity as special Maryland counsel to the Company, we have examined a copy of the form of the Acquisition Agreement, a copy of the form of the Registration Rights Agreement, the Company's Charter and ByLaws, a good standing certificate dated July 23, 1996 from the Maryland State Department of Assessments and Taxation, the proceedings of the Board of Directors of the Company relating to the execution and delivery of the Acquisition Agreement to the issuance of the Shares, and to the preparation and filing of the Registration Statement and such other statutes, certificates, instruments, documents and matters of law relating to the Company as we have deemed necessary to the issuance of this opinion. In such examination we have assumed without independent investigation the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the conformity of final documents in all material respects to the versions thereof submitted to us in draft form, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and that all public records reviewed are accurate and complete.

Based upon the foregoing and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The Shares have been validly issued and are fully paid and non-assessable.

The opinions expressed above are rendered to you in connection with the Registration Statement, are solely for your benefit, and are not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. The opinions expressed above are limited to the law of Maryland. All of the foregoing opinions are rendered as of the date hereof. We assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                         Very truly yours,

                         Piper & Marbury, L.L.P.